Exhibit 10.2
RESTRICTED STOCK AGREEMENT
     THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) evidences an award made as of the _____ day of _________________, ______ (the “Date of Grant”) by TARGA RESOURCES CORP., a Delaware corporation (the “Company”), to ____________________ (the “Employee”).
     1. Award. Pursuant to the TARGA RESOURCES CORP. 2010 STOCK INCENTIVE PLAN (the “Plan”), as of the Date of Grant, ____________ shares (the “Restricted Shares”) of the Company’s common stock, par value $0.001 per share, shall be issued as hereinafter provided in the Employee’s name, subject to certain restrictions thereon. This award of Restricted Shares shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.
     2. Definitions. Capitalized terms used in this Agreement that are not defined below or in the body of this Agreement shall have the meanings given to them in the Plan. In addition to the terms defined in the body of this Agreement, the following capitalized words and terms shall have the meanings indicated below:
     (a) “Disability” shall mean a disability that entitles the Employee to disability benefits under the Company’s long-term disability plan.
     (b) “Earned Shares” means the Restricted Shares after the lapse of the Forfeiture Restrictions without forfeiture.
     (c) “Forfeiture Restrictions” shall have the meaning specified in Section 3(a) hereof.
     (d) “Unvested Dividends” shall have the meaning specified in Section 3(d) hereof.
     (e) “Vested Dividends” shall have the meaning specified in Section 3(d) hereof.
     3. Restricted Shares. The Restricted Shares shall be subject to the following provisions:
     (a) Forfeiture Restrictions. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, and in the event of termination of the Employee’s employment with the Company for any reason other than death or Disability, the Employee shall, for no consideration, forfeit to the Company all Restricted Shares. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment as provided in the preceding sentence are herein referred to as the “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.
     (b) Lapse of Forfeiture Restrictions. Provided that the Employee has been continuously employed by the Company from the Date of Grant through the lapse date set forth in the following schedule, the Forfeiture Restrictions shall lapse with respect to a percentage of the Restricted Shares determined in accordance with the following schedule:

Percentage of Total Number
of Restricted Shares as to Which
Lapse Date	Forfeiture Restrictions Lapse

1st Anniversary of Date of Grant	0%
2nd Anniversary of Date of Grant	0%
3rd Anniversary of Date of Grant	100%
Notwithstanding the schedule set forth above, (i) if the Employee’s employment with the Company is terminated by reason of death or Disability, then the Forfeiture Restrictions shall lapse with respect to 100% of the Restricted Shares effective as of the date of such termination, and (ii) if a Change in Control occurs and the Employee has remained continuously employed by the Company from the Date of Grant to the date upon which such Change in Control occurs, then the Forfeiture Restrictions shall lapse with respect to 100% of the Restricted Shares on the date upon which such Change in Control occurs. Any shares with respect to which the Forfeiture Restrictions do not lapse in accordance with the preceding provisions of this Section 3(b) (and any associated Unvested Dividends) shall be forfeited to the Company for no consideration as of the date of the termination of the Employee’s employment with the Company.
     (c) Escrow of Restricted Shares. The Company shall issue in the Employee’s name the Restricted Shares, and such Restricted Shares shall be held for the Employee in electronic, book entry form by the Company’s transfer agent with a notation that the shares are subject to restrictions. The Restricted Shares shall be held subject to restrictions as provided in the Agreement until such time as the Restricted Shares become Earned Shares. The Employee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of any of the Restricted Shares that are subject to the Forfeiture Restrictions. A breach of the terms of this Agreement shall cause a forfeiture of the Restricted Shares. If part or all of the Restricted Shares are forfeited pursuant to this Agreement, the Company shall have the right to direct the Company’s transfer agent to cancel such forfeited Restricted Shares or, at the Company’s election, transfer such Restricted Shares to the Company or to any designee of the Company. Effective as of the Date of Grant, the Employee shall have all of the rights of a stockholder of the Company with respect to the Restricted Shares, including, without limitation, voting rights and the right, subject to Section 3(d), to receive all dividends and other distributions paid with respect to such Restricted Shares; provided, however, that such Restricted Shares shall be subject to the restrictions described herein, including, without limitation, those described in Section 3 hereof. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall issue appropriate instructions to the transfer agent.
     (d) Dividends. Notwithstanding the foregoing, the Employee shall not have the right to receive any dividends or other distributions, including any special or extraordinary dividends or distributions (with all references to “dividends” in this Agreement being deemed to also include reference to any such special distributions), with respect to the Restricted Shares granted hereby unless and until the Restricted Shares become Earned Shares. Any such dividends declared and paid with respect to already Earned Shares shall be paid no later than the end of the calendar year in which the dividend for such class of stock is paid to stockholders of such class or, if later, the 15th day of the third month following the date the dividend is paid to stockholders of such class of stock. In the event the Company declares and pays a dividend in respect of its Common Stock and, on the record date for such dividend, the Employee holds Restricted Shares granted pursuant to this Agreement that have not yet become Earned Shares, the dividends with respect to such Restricted Shares shall be credited to an account maintained by the Company or the transfer agent for the Employee’s benefit (such dividends, “Unvested Dividends”). Such account is intended to constitute an “unfunded” account, and neither this Section 3(d) nor any action taken pursuant to or in accordance with this Section 3(d) shall be construed to create a trust of any kind. Amounts credited to such account with respect to Restricted Shares that become Earned Shares will become “Vested Dividends” on the date that such Restricted Shares vest in accordance with Section 3(b) and will be paid to the Employee as soon as administratively practicable following that date; provided that, in all cases, any Vested Dividends that become payable pursuant to this Section 3(d) shall be paid no later than March 15 of the calendar year following the calendar year during which such dividends become Vested Dividends pursuant to paragraphs (b) and (d) of this Section 3. The Employee shall not be entitled to receive any interest with respect to the timing of payment of dividends. In the event all or any portion of the Restricted Shares granted hereby fail to become Earned Shares, Unvested Dividends accumulated in the Employee’s account with respect to such Restricted Shares shall be forfeited to the Company.
     (e) Corporate Acts. The existence of the Restricted Shares shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of Section 3(a) hereof shall not apply to the transfer of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock, securities, or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Shares for all purposes of this Agreement, and the book entry representing such stock, securities, or other property shall be legended or notated to show such restrictions.
     4. Withholding of Tax. To the extent that the receipt of the Restricted Shares (or any dividends thereon) or the lapse of any Forfeiture Restrictions results in compensation income or wages to the Employee for federal, state or local tax purposes, the Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its minimum obligation under applicable tax laws or regulations, and if the Employee fails to do so (or if the Employee instructs the Company to withhold cash or stock to meet such obligation), the Company is authorized to withhold from any cash or stock remuneration (including withholding any Restricted Shares or Earned Shares distributable to the Employee under this Agreement) then or thereafter payable to the Employee any tax required to be withheld by reason of such resulting compensation income or wages. The Company is making no representation or warranty as to the tax consequences to the Employee as a result of the receipt of the Restricted Shares, the treatment of dividends, the lapse of any

Forfeiture Restrictions, or the forfeiture of any Restricted Shares pursuant to the Forfeiture Restrictions.
     5. Status of Stock. The Restricted Shares and Earned Shares issued under this Agreement may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. In addition, (a) the book entry representing the Restricted Shares and Earned Shares may bear such legend or notation as the Company deems appropriate in order to reflect the Forfeiture Restrictions and to assure compliance with the terms and provisions of this Agreement and applicable securities laws, (b) the Company may refuse to register the transfer of the Restricted Shares or Earned Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or, in the opinion of counsel satisfactory to the Company, of any applicable securities law, and (c) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.
     6. Clawback. Notwithstanding any provisions in the Agreement to the contrary, any compensation, payments, or benefits provided hereunder (or profits realized from the sale of Earned Shares awarded hereunder), whether in the form of cash or otherwise, shall be subject to a clawback to the extent necessary to comply with the requirements of any applicable law, including but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 304 of the Sarbanes-Oxley Act of 2002, or any regulations promulgated thereunder.
     7. Employment Relationship. For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company as long as the Employee remains an employee of either the Company or an Affiliate. Without limiting the scope of the preceding sentence, it is specifically provided that the Employee shall be considered to have terminated employment with the Company at the time of the termination of the “Affiliate” status of the entity or other organization that employs the Employee. Nothing in the adoption of the Plan, nor the award of the Restricted Shares thereunder pursuant to this Agreement, shall confer upon the Employee the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, the Employee’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Employee or the Company for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and its determination shall be final.
     8. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Employee, such notices or communications shall be effectively delivered if hand delivered to the Employee at the Employee’s principal place of employment or if sent by registered or certified mail to the Employee at the last address the Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

     9. Entire Agreement; Amendment. This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between the Employee and the Company and constitutes the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.
     10. Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee. The provisions of Section 5 shall survive the lapse of the Forfeiture Restrictions without forfeiture.
     11. Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof, or, if applicable, the laws of the United States.
[Signatures begin on next page.]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, as of the date first above written.

TARGA RESOURCES CORP.
By:
Name:
Title: